UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2016

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On March 31, 2016, Classmates International, Inc. (“Seller”), a Delaware corporation and subsidiary of United Online, Inc., a Delaware corporation (“United Online”), and Ströer Content Group GmbH, a limited liability company organized under the laws of Germany (“Purchaser”) entered into a Share Purchase Agreement, dated March 31, 2016 (the “Agreement”) regarding the sale of United Online’s European social media business.  Pursuant to the Agreement, the Seller will sell to the Purchaser all of the shares of stock in the following entities: StayFriends GmbH, a German entity, Trombi Acquisition SARL, a French entity, Klassträffen Sweden AB, a Swedish entity, and Klassenfreunde.ch GmbH, a Swiss entity (collectively, the “Social Media Business”).  The completion of the sale of the Social Media Business is subject to the satisfaction or waiver of certain conditions, including the absence of prohibitions preventing the consummation of the transaction under German antitrust laws.  The purchase price for the Social Media Business is approximately 16,000,000 Euros in cash, which includes 6,500,000 Euros of cash on StayFriends’ balance sheet, and is subject to a post-signing purchase price adjustment.  The Agreement includes customary representations, warranties and covenants of each party, some of which survive the closing of the transaction for a period of time.

The description of the Agreement set forth above is qualified in its entirety by reference to the Agreement, which United Online intends to file with the Securities and Exchange Commission.

Item 9.01.                                        Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release dated March 31, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2016	UNITED ONLINE, INC.

	By:	/s/ Mark Harrington
Mark Harrington
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 31, 2016